Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR IMMEDIATE RELEASE

Enviri Corporation Announces the Retirement of Kathy G. Eddy from the Board of Directors
PHILADELPHIA – August 14, 2023 – Enviri Corporation (NYSE: NVRI) today announced the retirement of Kathy G. Eddy from its Board of Directors after reaching the mandatory retirement age for Directors prescribed by the Company’s Corporate Governance policies. Her retirement is effective immediately.

A Certified Public Accountant and a founding partner of McDonough, Eddy, Poling, & Baylous, AC, a Parkersburg, West Virginia-based public accounting and financial services corporation, Ms. Eddy joined the then Harsco Board of Directors in 2004. Over the past two decades, she has served as Lead Independent Director and on every Board Committee – and most recently as a member of the Audit Committee and the Management Development and Compensation Committee.

A leader in accounting for many years, Ms. Eddy served as Chairman of the American Institute of Certified Public Accountants (AICPA) Board of Directors from 2000 to 2001 and has served on the AICPA's governing council and numerous committees.

“For more than two decades, Kathy has played an instrumental role on our Board of Directors and has helped guide our transformation into a global, market-leading environmental solutions company,” said Nick Grasberger, Chairman of the Board of Directors and Chief Executive Officer. “We have all benefitted from Kathy’s financial expertise and strategic thinking, which have been invaluable to the Board and our Company. Her collaborative spirit and relentless focus on execution will be greatly missed, and I am thankful for Kathy’s dedication to Enviri and her significant contributions.”

# # #

About Enviri
Enviri is transforming the world to green, as a trusted global leader in providing a broad range of environmental services and related innovative solutions. The Company serves a diverse customer base by offering critical recycle and reuse solutions for their waste streams, enabling customers to address their most complex environmental challenges and to achieve their sustainability goals. Enviri is based in Philadelphia, Pennsylvania and operates in more than 150 locations in over 30 countries. Additional information can be found at www.enviri.com.